Exhibit 99.1

Contact:	Kevin Loth
Director of External Relations
Celgene International Sàrl
+41 32 729 86 21

EUROPEAN COMMISSION GRANTS VIDAZA® FULL MARKETING AUTHORIZATION FOR THE TREATMENT OF PATIENTS WITH HIGHER-RISK MYELODYSPLASTIC SYNDROMES (MDS) AND ACUTE MYELOID LEUKAEMIA (AML)

—	First and Only Epigenetic Cancer Therapy Proven to Significantly Extend Survival for Patients with Intermediate-2 and Higher-Risk MDS and AML

—	First Approved Therapy Effective across Broad Range of MDS Subgroups, as well as Acute Myeloid Leukaemia (AML) with 20-30 percent Blasts and Multi-Lineage Dysplasia, as Classified by the World Health Organization (WHO)

—	First Medicinal Product Approved in MDS to Achieve a Transfusion Independence Rate of Greater than 40 percent in Patients with International Prognostic Scoring System (IPSS) Risk Categories Intermediate-2 and High

BOUDRY, SWITZERLAND – (December 23, 2008) – Celgene International Sàrl (Nasdaq:CELG) today announced that its cancer drug, VIDAZA (azacitidine), has been granted full marketing authorization by the European Commission for the treatment of adult patients who are not eligible for haematopoietic stem cell transplantation with:

•	Intermediate-2 and high-risk MDS according to the IPSS, or

•	Chronic myelomonocytic leukaemia (CMML) with 10-29 percent marrow blasts without myeloproliferative disorder, or

•	AML with 20-30 percent blasts and multi-lineage dysplasia, according to WHO classification

“The European Commission approval of VIDAZA is recognition of the significant survival benefit afforded by this therapy for critical haematologic malignancies,” said Philippe Van Holle, President of Celgene Europe. “We will now begin working with local regulatory authorities on a country-by-country basis for reimbursement and distribution for all European Union member states.”

The approval was based upon efficacy and safety data from clinical studies evaluating VIDAZA in MDS and RAEB-T patients within the AML category as defined by the WHO classification system. These pivotal efficacy and safety data were primarily provided from the VIDAZA survival trial (AZA-001), the largest, international randomized Phase III controlled study ever conducted in higher-risk MDS and WHO AML patients, demonstrating a clinically relevant increase in median survival of 9.4 months (24.4 vs. 15 months) as compared to conventional care regimens.

“The unprecedented survival benefit demonstrated by VIDAZA underscores the urgent need for patients to gain rapid access to this therapy,” said Pierre Fenaux, M.D., Ph.D. of the Universitè of Paris and lead investigator of the AZA-001 survival trial. “I am pleased to have such a meaningful therapy for patients in this underserved population.”

In addition to extending overall survival, 45 percent of VIDAZA® treated patients achieved red blood cell transfusion independence in the AZA-001 study. It was also well-tolerated by patients. Investigators aimed to treat until disease progression and a median of nine cycles was delivered.

In the AZA-001 survival study, the most commonly occurring major adverse events for patients receiving VIDAZA were thrombocytopenia (69.7%), neutropenia (65.7%) and anemia (51.4%).

VIDAZA has received orphan drug designation for the treatment of MDS and AML in the European Union.

About VIDAZA

In August 2008, VIDAZA became the first and only drug approved by the FDA to demonstrate a significant extension of overall survival compared to conventional care regimens, for patients with Intermediate-2 and high-risk MDS and AML. The FDA approved VIDAZA, the first in a new class of drugs called hypomethylating agents, for treatment of all five French, American, British (FAB) MDS subtypes, which includes both low-risk and high-risk patients. These subtypes include: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) if accompanied by neutropenia or thrombocytopenia or requiring transfusions; refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukaemia (CMML). The more recent WHO classification system incorporates RAEB-T patients within the AML category. VIDAZA has received orphan drug designation in several markets including the European Union, the U.S. and Japan.

About Epigenetics

VIDAZA is believed to exert its antineoplastic effects by multiple mechanisms including cytotoxicity on abnormal haematopoietic cells in the bone marrow and hypomethylation of DNA. The cytotoxic effects of VIDAZA may result from multiple mechanisms, including inhibition of DNA, RNA and protein synthesis, incorporation into RNA and DNA, and activation of DNA damage pathways. Non-proliferating cells are relatively insensitive to VIDAZA. Incorporation of VIDAZA into DNA results in the inactivation of DNA methyltransferases, leading to hypomethylation of DNA. DNA hypomethylation of aberrantly methylated genes involved in normal cell cycle regulation, differentiation and death pathways may result in gene re-expression and restoration of cancer-suppressing functions to cancer cells. The relative importance of DNA hypomethylation versus cytotoxicity or other activities of VIDAZA to clinical outcomes has not been established.

About Myelodysplastic Syndromes

MDS are a group of haematologic malignancies that affect approximately 300,000 people worldwide. MDS occur when blood cells remain in an immature or “blast” stage within the bone marrow and never develop into mature cells capable of performing their necessary functions. Eventually, the bone marrow may be filled with blast cells suppressing normal cell development. Patients with higher-risk MDS have a median survival of approximately 6-12 months. MDS patients must often rely on blood transfusions to manage symptoms of anemia and fatigue and may develop life-threatening iron overload and/or toxicity from frequent transfusions, thus underscoring the critical need for new therapies targeting the cause of the condition rather than simply managing its symptoms.

About Acute Myeloid Leukaemia

Acute Myeloid Leukaemia (AML) is a cancer of myeloid blood cells that often transforms from MDS upon disease progression. AML is the proliferation of abnormal cells that accumulate in the bone marrow and interferes with all types of normal blood cell production (multi-lineage dysplasia). AML has traditionally been treated with high intensity chemotherapy, which is poorly tolerated by the majority of the patients who are afflicted – the elderly. These patients largely go untreated and because they are ineligible for curative therapy, life expectancy is short and often measured in weeks to months.

About Celgene International Sàrl

Celgene International Sàrl, located in Boudry, in the Canton of Neuchâtel, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.

# # #